EXHIBIT 99.1

Arbutus Biopharma Announces Claim Construction Ruling in its Ongoing Patent Infringement Lawsuit Against Moderna

WARMINSTER, Pa., April 04, 2024 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS), a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to develop a functional cure for people with chronic hepatitis B virus (cHBV) infection, today issued the following statement regarding the claim construction ruling of the U.S. District Court for the District of Delaware in the lawsuit brought by Arbutus and its licensee Genevant Sciences (Plaintiffs) against Moderna, Inc. and a Moderna affiliate seeking damages for infringement of U.S. Patent Nos. 8,058,069, 8,492,359, 8,822,668, 9,364,435, 9,504,651, and 11,141,378 in the manufacture and sale of MRNA-1273, Moderna’s vaccine for COVID-19.

The following summarizes the Court’s Opinion:

  Composition of Total Lipid (‘069)
    The Court agreed with Plaintiffs’ position that the claimed molar percentage (mol. %) ranges can be met by any particle and is not limited to “finished” particles that are not subjected to further process steps.
    The Court agreed with Plaintiffs’ position that the claimed mol. % ranges include standard variation based on the number of significant figures recited in the claim.
  Cationic Lipid with Protonatable Tertiary Amine (‘378)
    The Court agreed with Plaintiffs’ position that there is no limitation as to the mol. % of the claimed cationic lipid.
  Encapsulation of mRNA (‘651)
    The Court held that “wherein at least 70% / at least 80% / about 90% of the mRNA in the formulation is fully encapsulated in the lipid vesicles” means “wherein at least 70% / at least 80% / about 90% of the mRNA is fully, as distinct from partially, contained inside the lipid vesicles”.

“We are pleased with how the Court construed the disputed claim terms,” said Michael J. McElhaugh, Interim President and Chief Executive Officer of Arbutus Biopharma. “We remain committed to protecting and defending our intellectual property and look forward to the next steps in the litigation.”

Arbutus and Genevant Sciences are seeking fair compensation for Moderna’s use of its patented LNP technology that was developed with great effort and at great expense, and without which Moderna’s COVID-19 vaccine would not have been successful.

The Court’s claim construction ruling has been posted on the Arbutus website.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to identify and develop novel therapeutics with distinct mechanisms of action, which can be combined to provide a functional cure for patients with chronic hepatitis B virus (cHBV). We believe the key to success in developing a functional cure involves suppressing HBV DNA, reducing surface antigen, and boosting HBV-specific immune responses. Our pipeline of internally developed, proprietary compounds includes an RNAi therapeutic, imdusiran (AB-729) and an oral PD-L1 inhibitor, AB-101. Imdusiran has generated meaningful clinical data demonstrating an impact on both surface antigen reduction and reawakening of the HBV-specific immune response. Imdusiran is currently in two Phase 2a combination clinical trials. AB-101 is currently being evaluated in a Phase 1a/1b clinical trial. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about our future development plans for our product candidates; our program updates; our belief that checkpoint inhibitors may play a key role in antiviral immune tolerance in cHBV; the potential for our product candidates to achieve success in clinical trials and; our plans and expectations with respect to the ongoing patent litigation matters.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical studies and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies, including uncertainties and contingencies related to the ongoing patent litigation matters.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; uncertainties associated with litigation generally and patent litigation specifically; it may take considerable time and expense to resolve the clinical hold that has been placed on AB-101 by the FDA, and no assurance can be given that the FDA will remove the clinical hold; Arbutus and its collaborators may never realize the expected benefits of the collaborations; and market shifts may require a change in strategic focus; and risks related to the sufficiency of Arbutus’ cash resources and its ability to obtain adequate financing in the future for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media

Lisa M. Caperelli
Vice President, Investor Relations
Phone: 215-206-1822
Email: lcaperelli@arbutusbio.com